CYTEC

News & Information

Cytec Industries Inc. Five Garret Mountain Plaza Woodland Park, New Jersey 07424 www.cytec.com

Contact: Jodi Allen Investor Relations (973) 357-3283 Release Date: Immediate

Cytec Purchases $88M of Cytec Stock from Pension Plan and Updates Status of Buyback Program

Woodland Park, New Jersey, April 29, 2013 – Cytec Industries Inc. (NYSE:CYT) announced today that it has completed the purchase of 1,184,273 shares of its common stock from its US pension plans in a private transaction for $87.8 million. This amount represents all of the Cytec shares contributed to the U.S. Pension Trust in May, 2009. Including this transaction and open market purchases, Cytec has purchased an aggregate of 3,077,063 shares for an aggregate of $228.4 million year to date, leaving approximately $321.7 million available for future repurchases under the most recent board authorization.

Dave Drillock, Vice President and Chief Financial Officer commented, “We are pleased that we have been able to complete more than half of the $650M stock buyback program authorized by our Board of Directors in October 2012. Subject to market conditions, we anticipate completing this program by the end of this quarter. I am also pleased to share that a $65M contribution to our US pension funds will be made later this week, which will result in an essentially 100% fully funded US pension plan status.”

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

# # #